Exhibit 5.1

[Goodwin Procter LLP Letterhead]

June 4, 2014

Boston Properties, Inc.

The Prudential Center

800 Boylston Street, Suite 1900

Boston, MA 02199

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated June 3, 2014 and included as Exhibit 5.1 to the Registration Statement on Form S-3ASR (the “Registration Statement”) filed on June 3, 2014 by Boston Properties, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective upon filing on June 3, 2014. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on June 4, 2014 by the Company with the Commission pursuant to Rule 424(b) under the Securities Act. The Prospectus Supplement relates to the offering of 26,821 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”) to be sold by the selling stockholder listed in the Prospectus Supplement under “Selling Stockholder.” The Shares may be issued from time to time by the Company to the extent that the Selling Stockholder, which holds 26,821 common units of limited partnership interest (the “OP Units”) in Boston Properties Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership, dated as of June 29, 1998, as amended (the “Partnership Agreement”), tenders the OP Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered OP Units in exchange for the Shares.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinions set forth below, we have assumed that, in the future, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of authorized but unissued shares of Common Stock under the Company’s certificate of incorporation is less than the number of unissued Shares.

The opinions set forth below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and when and to the extent issued in exchange for the OP Units as provided in the Partnership Agreement, will be validly issued, fully paid and non-assessable.

Boston Properties, Inc.

June 4, 2014

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated June 4, 2014 which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP

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